Rule 424(b)(3)
                                            Registration Statement No. 333-67651
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                                   PROSPECTUS
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                                  ANICOM, INC.

                               (graphic omitted)

                         2,807,017 Shares of Common Stock


                           ---------------------------

         This Prospectus relates to the offer and sale by Tricontinental Industries Limited (the parent corporation of the former Texcan Cables Inc.) and Tricontinental Distribution Limited (formerly Texcan Cables Limited), of 2,807,017 shares of Common Stock of Anicom, Inc. Anicom, Inc. will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         The Common Stock is traded on the Nasdaq National Market under the symbol "ANIC." On December 1, 1998, the closing price of the Common Stock as reported on the Nasdaq National Market was $9.875 per share.

         The selling stockholders may sell, from time to time, the shares of Common Stock described in this Prospectus in public or private transactions, through the Nasdaq National Market or national stock exchanges, in privately negotiated transactions or otherwise, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell the shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section titled "Plan of Distribution."

         Investing in the Common Stock involves certain risks. See "Risk Factors" beginning on page 4.



                           ---------------------------


             Neither the Securities and Exchange Commission nor any
             state securities commission has approved or disapproved
               of these securities or passed upon the accuracy or
                          adequacy of this prospectus.
                Any representation to the contrary is a criminal
                                    offense.


                           ---------------------------



                        Prospectus dated December 2, 1998

         We have not authorized anyone to provide you with information different from that contained in this Prospectus. The Selling Stockholders are offering to sell, and seek offers to buy, shares of the Company's Common Stock only in jurisdictions where such offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the shares.

         In this Prospectus, "Selling Stockholders" refers to Tricontinental Industries Limited and Tricontinental Distribution Limited.

         In this Prospectus, "Anicom", "we", "our" and the "Company" refer to Anicom, Inc.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         The Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). This information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of such material can also be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains an internet website at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The Common Stock of the Company is traded on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company can be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered under this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, the public may inspect and copy the Registration Statement and other information in the manner and at the sources described above. Any statements contained in this Registration Statement concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete. In each instance, we make reference to the copy of the document so filed. Such references qualify each such statement in its entirety.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The rules of the Commission allow the Company to "incorporate by reference" certain information into this Prospectus, which means that the Company may disclose certain information to you by referring you to another document filed with the Commission. The Company is incorporating by reference the following documents previously filed with the Commission:

1.       The Company's  Annual  Report on Form 10-K for the year ended  December
         31, 1997;

2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

3. The Company's Current Reports on Form 8-K dated September 22, 1998 and October 5, 1998 and the Company's Current Reports on Form 8-K/A dated May 23, 1996, November 5, 1996, September 25, 1997, February 13, 1998,
         April 20, 1998, July 31, 1998,  October 29, 1998 and November 20, 1998;
         and

4. The description of the Common Stock contained in the Company's registration statement on Form 8-A filed under to Section 12 of the Exchange Act as filed with the Commission on January 10, 1995 and all amendments thereto and reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement set forth in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to the Company's principal executive office: Anicom, Inc., 6133 River Road, Suite 1000, Rosemont, Illinois 60018-5171, Attention: Donald C. Welchko (telephone: 847-518-8700).

                                  RISK FACTORS

         Investing in the shares offered by this Prospectus involves a high degree of risk. In addition to other information contained in this Prospectus or incorporated by reference into this Prospectus, you should consider carefully the following factors before deciding to purchase the shares offered by this Prospectus. Statements in this Prospectus that are not historical facts are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A number of factors could cause the Company's future results to be different from those expressed in any forward-looking statements made by the Company. Some of these factors are listed below.

Risks Associated with Integrated Growth Strategy

         Our integrated growth strategy involves the identification and pursuit of acquisition opportunities and internal growth. As of September 30, 1998, the Company operated in over 75 locations. The success and the rate of the Company's expansion into new geographical markets will depend on a number of factors, including the following:

     - economic and business conditions  affecting customers
     - competition
     - availability  of  sufficient   capital
     - availability  of  sufficient inventory to meet customer  demand
     - ability to obtain  suitable  sales offices  and/or  warehouse  facilities
     - ability to attract and retain qualified  personnel
     - ability to operate effectively in new geographic areas

As a result of these factors, we cannot assure you that we will be able to achieve planned growth on a timely or profitable basis.

         With respect to our identification and pursuit of acquisition opportunities, viable acquisition candidates may not be available or available on terms acceptable to us. Additionally, as part of our integrated growth strategy, we completed the implementation of a new information technology system in the fourth quarter of 1997. If we continue to grow, we may be required to make further investments in personnel and information technology systems. Failure to successfully hire or retain such personnel or to realize the benefit of its investments in its information technology systems and its multi-tiered distribution network could have a material adverse effect on our results of operations and financial condition. There can be no assurance that we will be able to manage our expanding operations effectively, that we will be able to maintain or accelerate our recent growth or that we will be able to operate profitably.

Risks Associated with Canadian Operations

         As a result of the acquisition of Texcan Cables Limited in September 1998, we now have significant operations in Canada. Accordingly, we will be influenced by the political, economic and other factors affecting Canada. These factors include, without limitation, taxation policies, changing federal and provincial political conditions, compliance with a variety of Canadian laws and unexpected changes in regulatory requirements. One or more of these factors could adversely affect the Company's business, results of operations and financial condition. Also, we now receive a portion of our cash flow in Canadian dollars. Changes in the exchange rate between the Canadian and U.S. currencies could adversely affect the Company's business, results of operations and financial condition.

Capital Needs for Expansion

         We may require additional capital if we continue to grow. The Company may raise this capital through public or private equity offerings or financings. However, such capital may not be available or, if available, may not be available on acceptable terms. The Company's inability to raise funds could restrict our growth. In addition, your ownership interest may be diluted if funds are raised by issuing additional equity securities.

Risks Associated With Shares Eligible for Future Sale

         All of the shares being registered in the Registration Statement, of which this Prospectus is a part, are being registered for resale by the Selling Stockholders. The increase in the number of shares available for sale without restriction and the perception that such sales could occur as a result of this registration, or the actual sale of a substantial number of shares, could adversely affect the market price of the Common Stock. The Company currently has registration statements on Form S-3 in effect covering additional shares of Common Stock.

         Pursuant to its Amended and Restated Certificate of Incorporation, the Company has the authority to issue additional shares of Common Stock and shares of one or more series of preferred stock. The Company may issue shares on the authority of the Board of Directors without stockholder approval. If the Company issues additional Common Stock or preferred stock, the voting power and rights of the outstanding shares of Common Stock could be diluted. In addition, the possibility of issuing additional shares of preferred stock may deter a change of control.

         As of November 12, 1998, there were outstanding options to purchase 2,725,095 shares of Common Stock, at a weighted average price of approximately $9.70 per share, issued to employees, former employees, directors and consultants pursuant to the Company's stock incentive plans. As of the same date, there were outstanding warrants to purchase 81,364 shares of the Common Stock at a weighted average price of approximately $4.45 per share. In addition, we have reserved 1,403,509 shares of Common Stock for issuance upon conversion of the Series B Convertible Preferred Stock. The Company has registration statements on Form S-8 in effect covering an aggregate of 4,450,000 of the shares issuable under its stock incentive plans.

         We may issue additional capital stock or other forms of convertible or exchangeable securities to raise capital in the future. In order to attract and retain key personnel, we also may issue additional securities, including stock options, in connection with our employee benefit plans. During the terms of these options and warrants, the holders may exercise the options or warrants in order to benefit from a rise in the market price of the Common Stock. The exercise of such options and warrants may adversely affect the market value of the Common Stock. Also, the existence of these options and warrants may adversely affect the terms on which we can obtain additional equity financing.

Highly Competitive Market

         The market for the distribution of multimedia wiring products is highly competitive and fragmented. To compete successfully, we believe we will need to continue to:

         - offer a broad range of  technologically  advanced  products
         - provide competitive  pricing  while  maintaining  its margins
         - provide prompt delivery of products
         - deliver responsive  customer service
         - establish and maintain strong relationships with suppliers and customers
         - attract and retain highly qualified personnel

We face substantial competition from several national and regional distributors and from manufacturers who sell directly to end-users for certain large-scale projects. We may be required to lower our prices to maintain or increase market share in light of competitive pressures from current or future competitors. Such measures may adversely affect the Company's business, results of operations and financial condition.

Risks Associated with Inventory

         We must identify the right product mix and maintain sufficient inventory on hand to meet customer orders. We may not be able to identify and offer products necessary to remain competitive, or we may suffer losses related to product obsolescence. Further, there is no assurance that we will achieve and maintain sufficient inventory levels to meet our customers' needs or that we will not have to take inventory write-offs in the future.

Dependence on Management and Key Personnel

         The Company is highly dependent upon the services of certain members of senior management, including Alan B. Anixter, Scott C. Anixter and Carl E. Putnam. Losing the services of any of these individuals could adversely affect the Company's business, results of operations and financial condition. The Company has entered into employment agreements with a number of executive officers, including Scott C. Anixter, Carl E. Putnam, Donald C. Welchko and Robert L. Swanson. The Company maintains key man life insurance with respect to Carl E. Putnam. The Company's success is also dependent upon its ability to attract and retain highly qualified management, marketing and sales personnel.

Possible Volatility of Stock Price

         Changes in quarterly operating results and earnings could lead to significant fluctuations in the market price of the Common Stock. Estimates by analysts, general conditions in the industries in which the Company's customers compete and other events or factors could also lead to fluctuations in the market price of the Common Stock.

Year 2000 Readiness and Related Risk

         The Year 2000 issue is the result of computer programs being unable to interpret dates beyond the year 1999, which could cause a system failure or other computer errors, leading to disruptions in operations. We have begun evaluating the Year 2000 readiness of our suppliers and vendors through a survey distributed in the fourth quarter of 1998. Unsatisfactory responses or non-responses from critical suppliers will be evaluated on a case by case basis in an attempt to mitigate risk to the Company. These activities are intended to provide a reasonable means of managing risk, but cannot eliminate the potential for disruption due to third-party failure. We believe that the impact of isolated occurrences resulting from any of our customers failing to be Year 2000 compliant would not materially affect the Company. However, wide-spread interruptions to customers serviced by the Company could adversely affect the Company's business, results of operations and financial conditions. We recognize that a most reasonably likely worst case Year 2000 scenario would involve the failure of a third party or a component of the infrastructure, including national banking systems, electrical power, transportation facilities, communication systems and governmental activities, to conduct their respective operations after 1999 such that our ability to obtain and distribute products and services would be limited for a period of time. If this were to occur, it would likely cause temporary financial losses and an inability to provide products and services to customers, and there may be no practical alternative to some of these resources available to us.

Our assessment of the impact of the Year 2000 issue on the Company is based on our estimates at the present time. The assessment is based upon numerous assumptions as to future events. There can be no assurance that these estimates and assumptions will be accurate, and the actual results could differ materially. To the extent that Year 2000 issues cause significant delays in sales, increased inventory or receivable levels or cash flow reductions, the Company's business, results of operations and financial condition would be materially adversely affected.

                                 USE OF PROCEEDS

                  The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The following table provides information regarding the beneficial ownership of the outstanding shares of Common Stock by the Selling Stockholders both before the offering and as adjusted to reflect the sale of all of the shares offered under this Prospectus. The Selling Stockholders, their pledgees, donees, transferees or distributees, or their respective successors-in-interest may offer the shares for sale from time to time in whole or in part. Except where otherwise noted, the Selling Stockholders named in the following table have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned by them.

                                                      Beneficial Ownership                        Beneficial Ownership
                                                         Before Offering         Number of         After Offering (2)
                                                    ------------------------       Shares        ---------------------
                                                       Number                      Being           Number
                                                     of Shares       Percent    Registered (1)    of Shares    Percent
                                                    -------------    -------    --------------   ---------     -------
Tricontinental Industries Limited
(the pater corporation of the former
 Texcan Cables Inc.) (3) ........................    1,403,508 (4)     5.7%     1,403,508 (4)        --           --


Tricontinental Distribution Limited
(formerly Texcan Cables Limited) (3) ............    1,403,509 (5)     6.0%     1,403,509 (5)        --           --


------------------

(1) Represents the maximum number of shares that may be sold by the Selling Stockholders pursuant to this Prospectus.
(2) Assumes all of the shares being registered will be sold by the Selling Stockholders. The Selling Stockholders may sell all or part of their shares.
(3) Ronald Stern beneficially owns, directly or indirectly, all of the shares of Tricontinental Industries Limited and Tricontinental Distribution Limited.
(4) These shares of Common Stock are issuable upon conversion of all of the shares of the Company's Series B Convertible Preferred Stock issued pursuant to the Asset Purchase Agreement dated September 21, 1998 by and among Texcan Cables Inc., Texcan Cables International, Inc., Texcan Cables Limited and the Company (the "Asset Purchase Agreement") at a per share conversion price of $14.25. Prior to conversion, the shares of the Company's Series B Convertible Preferred Stock are not entitled to voting rights generally other than with respect to certain matters specifically affecting the Series B Convertible Preferred Stock. See "Description of Capital Stock - Series B Convertible Preferred Stock." Includes 350,877 shares of Common Stock issuable upon conversion of shares of Series B Convertible Preferred Stock that are subject to certain escrow arrangements with the Company.
(5) These shares of Common Stock were issued pursuant to the Asset Purchase Agreement.


                              PLAN OF DISTRIBUTION


         The Selling Stockholders, their pledgees, donees, transferees or distributees, or their respective successors-in-interest may sell any or all of the shares covered by this Prospectus from time to time. The Selling Stockholders may sell all or a portion of the shares, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Selling Stockholders may elect to engage a broker or dealer to sell shares in one or more of the following transactions: (a) block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. The Selling Shareholders may pay brokers or dealers commissions or give them discounts (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts customary in the types of transactions involved.

         Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share. Also, if the broker-dealer is unable to sell the shares as agent for the Selling Stockholders, the broker-dealer may purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Also, broker-dealers may sell shares in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with these resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has advised the Selling Stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of the shares of Common Stock in the market and to the activities of the Selling Stockholders and their affiliates. The Company has also informed the Selling Stockholders of the need to deliver a copy of this Prospectus at or prior to the time of any sale of the shares of Common Stock offered by this Prospectus.

         The Company is required to pay all of the expenses incident to this offering and sale of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

Common Stock

         Of the 100,000,000 shares of Common Stock authorized, 23,026,855 shares were outstanding as of November 2, 1998. Subject to the rights of holders of Preferred Stock, the holders of outstanding shares of Common Stock are entitled to a pro rata share of dividends that the Board of Directors may declare from time to time. Each holder of Common Stock has one vote for each share held, and the holders of Common Stock are not entitled to cumulative voting rights. Subject to the rights of holders of any outstanding Preferred Stock, the holders of Common Stock are entitled to a pro rata share of all assets available for distribution. All shares of Common Stock currently outstanding are, and, when duly issued and paid for, all shares of Common Stock offered hereby will be, fully paid and nonassessable, not subject to redemption and assessment and without conversion, preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of any class or series of securities convertible into stock of any class or series.

Preferred Stock

         The Company's Amended and Restated Certificate of Incorporation provides for an authorized class of undesignated Preferred Stock consisting of 1,000,000 shares. The Board of Directors may issue this Preferred Stock, without shareholder approval, in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions, to the extent that such are not fixed in the Company's Amended and Restated Certificate of Incorporation, as the Board of Directors determines. The rights, preferences, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of Preferred Stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effective while any shares of Preferred Stock are outstanding. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock to certain holders under certain circumstances may have the effect of delaying, deferring or preventing a change in control of the Company. Of the 1,000,000 shares of Preferred Stock authorized for issuance by the Company, 27,000 shares have been designated as Series A Cumulative Convertible Preferred Stock, none of which are issued and outstanding, and 20,000 shares have been designated as Series B Convertible Preferred Stock, all of which are issued and outstanding.

Series B Convertible Preferred Stock

         The holders of the Series B Convertible Preferred Stock are entitled to receive cumulative preferential dividends on the Liquidation Preference (as defined below) commencing on the date of issuance ("Issuance Date") at the rate of three percent (3%) per annum of the Liquidation Preference (as defined below). Accrued dividends shall be payable, in arrears, in cash on March 1 and September 1, beginning March 1, 1999. The "Liquidation Preference" of the Series B Preferred Stock is $1,000.00 per share plus any accrued and unpaid dividends through the date of payment (in the case of a redemption or liquidation) or conversion, as the case may be.

         The Series B Convertible Preferred Stock will not be entitled to any voting rights of any kind, whether as a separate class or together with other classes, except that (i) the holders of the Series B Convertible Preferred Stock shall vote as a separate class with respect to any proposed amendments to the terms and conditions of the Series B Convertible Preferred Stock that would be adverse to the holders of the Series B Convertible Preferred Stock; and (ii) following an event of non-compliance and until such event is cured, the holders of the Series B Convertible Preferred Stock shall, collectively, be entitled to vote together with the holders of Common Stock, as one class, on an as converted basis.

         The holders of the Series B Convertible Preferred Stock have the right to convert at any time all or a portion of the Series B Convertible Preferred Stock into a number of shares of Common Stock equal to the liquidation preference of the shares of Series B Convertible Preferred Stock tendered for conversion divided by a conversion price of $14.25 per share (the "Conversion Price"). The Company has reserved 1,403,508 shares of Common Stock for issuance upon conversion of the Series B Convertible Preferred Stock.

         The Series B Convertible Preferred Stock may also be subject to mandatory conversion as described below. The outstanding shares of Series B Convertible Preferred Stock will be deemed to have been converted into shares of Common Stock at the Conversion Price automatically, upon the following terms and conditions: (i) if, at any time following the Issuance Date, the Average Trading Price of the Common Stock exceeds 130% of the Conversion Price, then 6,667 shares of Series B Convertible Preferred Stock will convert into Common Stock, such conversion to be allocated pro rata among the holders thereof; (ii) if, at any time following the Issuance Date, the Average Trading Price of the Common Stock exceeds 160% of the Conversion Price, then 13,333 shares of Series B Convertible Preferred Stock, minus any shares of Series B Convertible Preferred Stock previously converted, will convert into Common

Stock,  such conversion to be allocated pro rata among the holders thereof;  and
(iii) if, at any time following the Issuance Date, the Average Trading Price of the Common Stock exceeds 190% of the Conversion Price, then any remaining shares of Series B Convertible Preferred Stock will convert into Common Stock.


         The Series B Preferred Stock is redeemable at the holder's or the Company's option after three years from the Issuance Date for a redemption price equal to the Liquidation Preference. On the fifth anniversary of the Issuance Date, the Company shall redeem all of the then outstanding shares of Series B Convertible Preferred Stock for a price per share equal to the Liquidation Preference as of such date.

         So long as any shares of the Series B Convertible Preferred Stock are outstanding, the Company may not redeem more than five percent of the outstanding shares of any class of junior securities in one or more transactions during any twelve consecutive month period unless the Series B Convertible Preferred Stock is redeemed prior thereto. In the event of a payment default with respect to the Series B Convertible Preferred Stock, the holders are entitled to direct the Company to redeem the maximum number of such shares ratably among the holders of such shares. So long as the initial holder of the Series B Convertible Preferred Stock and its permitted transferees are, collectively, the owner of at least 20% of the then outstanding shares of Series B Convertible Preferred Stock, if the Company fails to redeem all of the then outstanding shares of Series B Convertible Preferred Stock on or before any redemption date and does not cure such failure in full on or before the tenth business day following written notice to the Company, the holders of such shares shall, collectively, be entitled to elect two members of the Board of Directors.


Delaware Law and Certain Corporate Provisions

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to the date at which the stockholder became an interested stockholder the Board of Directors approved either the business combination or the transaction in which the person becomes an interested stockholder, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder becomes an interested stockholder or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of the stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

         The Company's Amended and Restated Certificate of Incorporation and Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay or prevent a change of control of the Company. These provisions include (a) classifying the Board of Directors into three classes, each class serving staggered three year terms; (b) eliminating stockholder action by written consent; (c) authorizing the Board to issue series of Preferred Stock with such voting rights and other powers as the Board may determine; (d) requiring that only the Board or a vote of greater than 66 2/3% of the voting Common Stock may change the By-Laws; (e) requiring that the provision creating the classified board may only be amended by the vote of at least 66 2/3% of the votes entitled to be cast generally in the election of directors; and (f) requiring notice for nominations to the Board of Directors and to the raising of business matters at stockholder meetings.

Transfer Agent and Registrar

         The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, located in Chicago, Illinois.


                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the shares will be passed upon for the Company by Katten Muchin & Zavis, a partnership including professional corporations, located in Chicago, Illinois.


                                     EXPERTS

         The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the financial statements of Northern Wire & Cable, Inc. appearing in the Company's Current Report on Form 8-K/A (Amendment No. 2), dated May 23, 1996, the financial statements of Norfolk Wire & Cable, Inc. appearing in the Company's Current Report on Form 8-K/A (Amendment No. 2), dated November 5, 1996, the financial statements of Energy Electric Cable, a division of Connectivity Products Incorporated, appearing in the Company's appearing in the Company's Current Report on Form 8-K/A (Amendment No. 1), dated September 25, 1997, and the financial statements of TW Communication Corp. appearing in the Company's Current Report on 8-K/A dated July 31, 1998 have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The combined financial statements of Texcan Cables Inc. and Texcan Cables Limited appearing in the Company's Current Report on 8-K/A dated November 20, 1998, have been audited by KPMG LLP independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

----------------------------------------
----------------------------------------
Prospective  investors  may rely only on
the   information   contained   in  this
Prospectus. Neither Anicom, Inc. nor the
Selling   Stockholders   has  authorized
anyone to provide prospective  investors
with  information  different  from  that
contained  in  this   Prospectus.   This
Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus is correct only as of the date of this Prospectus, regardless of the time of the delivery of this Prospectus or any sale of these securities.


            TABLE OF CONTENTS

                                    Page

WHERE YOU CAN FIND ADDITIONAL
  INFORMATION.........................2

INCORPORATION OF CERTAIN DOCUMENTS
  BY REFERENCE........................3

RISK FACTORS..........................4

USE OF PROCEEDS.......................7

SELLING STOCKHOLDERS..................8

PLAN OF DISTRIBUTION..................8

DESCRIPTION OF CAPITAL STOCK..........9

LEGAL MATTERS........................12

EXPERTS..............................12


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








                                  ANICOM, INC.

                               (graphic omitted)

                                2,807,017 Shares
                                 of Common Stock







                               ------------------
                                   PROSPECTUS
                               ------------------



                                December 2, 1998